UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2023

Aravive, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36361	26-4106690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

River Oaks Tower
3730 Kirby Drive, Suite 1200
Houston, Texas 77098
(Address of principal executive offices)

(936) 355-1910
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	ARAV	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02. Results of Operation and Financial Condition.

Although it has not yet finalized its full financial results for the second quarter ended June 30, 2023, Aravive, Inc. (the “Company”), announced in a press release on August 2, 2023, that it had cash of approximately $18 million at the end of Q2 that is expected to be sufficient to fund operations into early Q4 2023.

The estimated cash figure is preliminary and unaudited, represents a management estimate as of the date of this Current Report on Form 8-K and is subject to completion of the Company’s financial closing procedures. The Company’s independent registered public accounting firm has not conducted an audit or review of, and does not express an opinion or any other form of assurance with respect to, the estimated cash figure.

The information in this Item 2.02 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained in this Item 2.02 shall not be incorporated by reference into any filing with the U.S. Securities and Exchange Commission (the “SEC”) made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 7.01.   Regulation FD Disclosure.

On August 2, 2023, the Company issued a press release announcing the presentation of top-line results from its Phase 3 AXLerate-OC Study of Batiraxcept in Platinum-Resistant Ovarian Cancer (“AXLerate”). The AXLerate trial evaluating the safety and efficacy of batiraxcept in platinum-resistant ovarian cancer did not meet its primary endpoint of progression-free survival (“PFS”) in the pre-specified subset of patients naïve to prior bevacizumab treatment. The trial did not show any difference between the two arms in the overall population (which included patients previously treated with bevacizumab).

AXLerate enrolled 366 patients, and randomization was stratified for prior bevacizumab treatment; 50% of patients received bevacizumab prior to study entry. The statistical analysis plan called for a hierarchical approach for the assessment of PFS first in the bevacizumab-naïve population and then in the overall cohort of patients. In the bevacizumab-naïve population (n=179), the median PFS in the batiraxcept plus paclitaxel arm was 5.4 months, compared to 5.4 months in the paclitaxel arm. In the overall population, the median PFS in the batiraxcept plus paclitaxel arm was 5.1 months, compared to 5.5 months in the paclitaxel arm. None of these differences were statistically different.

The information in this Item 7.01 and in the press release furnished as Exhibit 99.1 to this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended and shall not be incorporated by reference into any filing with the SEC made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

The press release furnished as Exhibit 99.1 to this Current Report on Form 8-K includes “safe harbor” language pursuant to the Private Securities Litigation Reform Act of 1995, as amended, indicating that certain statements contained therein are “forward-looking” rather than historical.

Item 8.01.   Other Events.

On August 2, 2023, the Company presented top-line results from its Phase 3 AXLerat trial. The AXLerate trial evaluating the safety and efficacy of batiraxcept in platinum-resistant ovarian cancer did not meet its primary endpoint of PFS in the pre-specified subset of patients naïve to prior bevacizumab treatment. The trial did not show any difference between the two arms in the overall population (which included patients previously treated with bevacizumab).

AXLerate enrolled 366 patients, and randomization was stratified for prior bevacizumab treatment; 50% of patients received bevacizumab prior to study entry. The statistical analysis plan called for a hierarchical approach for the assessment of PFS first in the bevacizumab-naïve population and then in the overall cohort of patients. In the bevacizumab-naïve population (n=179), the median PFS in the batiraxcept plus paclitaxel arm was 5.4 months, compared to 5.4 months in the paclitaxel arm. In the overall population, the median PFS in the batiraxcept plus paclitaxel arm was 5.1 months, compared to 5.5 months in the paclitaxel arm. None of these differences were statistically different.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit	Description
99.1 104	Press Release of Aravive, Inc. dated August 2, 2023 Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 2, 2023	ARAVIVE, INC. (Registrant)

	By:	/s/ Gail McIntyre
	Name:	Gail McIntyre
	Title:	Chief Executive Officer